EXHIBIT 11.2

                       DONALDSON, LUFKIN & JENRETTE, INC.
              SCHEDULE OF COMPUTATION OF WEIGHTED AVERAGE NUMBER OF
             COMMON SHARES AND COMMON SHARE EQUIVALENTS OUTSTANDING
               AND DILUTED EARNINGS PER SHARE FOR THE YEARS ENDED
                        DECEMBER 31, 1999, 1998 AND 1997

                                                             Years Ended December 31,
                                                            1999         1998        1997
                                                          ---------    ---------   ---------
                                                        (in thousands, except per share data)
DLJ Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                     125,275      119,111     110,278
    Average Restricted Stock Units Outstanding              1,187        2,497       7,086
    Average Common Shares Issuable Under
      Employee Benefit Plans                               12,406       10,372       7,660
    Average Common Shares Issuable for
      Convertible Debt                                         --           --         474
                                                        ---------    ---------   ---------

Weighted Average Common Shares Outstanding                138,868      131,980     125,498

Earnings:
    Net Income                                          $ 600,700    $ 370,800   $ 408,250
    Less: Preferred Stock Dividend Requirement             21,180       21,310      12,144
          Earnings Applicable to Common Shares -
            DLJdirect                                        (903)
    Interest net of taxes on Convertible Debt                  --           --         308
                                                        ---------    ---------   ---------

Earnings Applicable to Diluted Common Shares            $ 580,423    $ 349,490   $ 396,414
                                                        =========    =========   =========

Diluted Earnings Per Common Share:                      $    4.18    $    2.65   $    3.16
                                                        =========    =========   =========

DLJdirect Common Stock

Weighted Average Common Shares:
    Average Common Shares Outstanding                      18,400
    Average Common Shares Issuable Under Employee
      Benefit Plans                                             0
                                                        ---------

Weighted Average Common Shares Outstanding                 18,400
                                                        =========

Earnings:
    Net Income                                          $    (903)
                                                        ---------

Earnings Applicable to Common Shares                    $    (903)
                                                        ---------

Basic Earnings Per Common Share                         $   (0.05)
                                                        =========